UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2018 (November 21, 2018)

SENMIAO TECHNOLOGY LIMITED

(Exact name of registrant as specified in its charter)

Nevada	001-38426	35-2600898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16F, Shihao Square, Middle Jiannan Blvd. High-Tech Zone, Chengdu Sichuan, People’s Republic of China	610000
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code +86 28 61554399

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 21, 2018, Senmiao Technology Limited (the “Company,” “we,” “us” or “our”) entered into an Investment and Equity Transfer Agreement (the “Agreement”) with Hunan Ruixi Financial Leasing Co., Ltd. (“Ruixi”), a limited liability company incorporated in the People’s Republic of China (“PRC”), Hunan Ruipin Cultural Industry Co., Ltd., a PRC limited liability company (“Ruipin”), Luziyun International Group (Southeast Asia) Shares Limited, a Hong Kong company (“Luziyun”), and Chengdu Little Monkey Information and Technology Co., Ltd., a PRC limited liability company (collectively with Ruipin and Luziyun, the “Ruixi Shareholders”). Prior to the transactions contemplated by the Agreement, the Ruixi Shareholders owned 100% of the outstanding voting equity interests in Ruixi.

Ruixi holds a financial leasing license and anticipates to provide financial leasing services in the Chinese automobile industry in December 2018. Ruixi also controls an automobile leasing company in China, which primarily targets the drivers in the ridesharing service sector and facilitates automobile sales and financing transactions for its clients and provides relevant after- transaction services to them.

Pursuant to the Agreement, among other things, the Company has acquired from the Ruixi Shareholders an aggregate of 60% of the outstanding equity interest in Ruixi for no consideration and concurrently made an investment of $6 million in Ruixi, representing 60% of the registered capital of Ruixi (the “Investment” and, together with the other transactions contemplated by the Agreement as described herein, the exhibits and schedules thereto and the ancillary documents referred to therein, the “Transactions”). Pursuant to its share ownership, the Company will be entitled to vote and receive profits based on its share ownership in Ruixi and the right of first refusal for any issuance of new equity of Ruixi. Pursuant to the Agreement, the current legal representative of Ruixi, who was appointed by Ruixi Shareholders and also assumes the position of general manager, shall remain after the closing, while the Company has the right to appoint an executive director and a supervisor of Ruixi.

The closing of the Transactions was subject to satisfaction of the following conditions: (i) completion of due diligence of Ruixi by the Company; (ii) the approval of the Transactions by the Company’s Board of Directors and Ruixi’s Board of Directors; (iii) receipt of requisite regulatory approvals; (iv) execution of the Agreement and all other transaction documents by Ruixi Shareholders; (v) execution of employment agreements with Ruxi’s certain key employees; and (vi) receipt by the Company of a fairness opinion supporting the Investment being made by the Company as being fair from a financial point of view (which opinion has already been received).

The Transactions closed on November 22, 2018. As a result, Ruixi has become a majority owned subsidiary of the Company.

The foregoing description of the Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 8.01 Other Events.

On November 28, 2018, the Company issued a press release announcing the closing of the Transactions. A copy of this press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

None required pursuant to Rule 8-04 of Regulation S-X.

(b) Pro Forma Financial Information.

None required pursuant to Rule 8-05 of Regulation S-X.

(d) Exhibits

Exhibit No.	Description
10.1	Investment and Equity Transfer Agreement, dated as of November 16, 2018, by and among Senmiao Technology Limited, Hunan Ruixi Financial Leasing Co., Ltd., Hunan Ruipin Cultural Industry Co., Ltd., Luziyun International Group (Southeast Asia) Shares Limited and Chengdu Little Monkey Information and Technology Co., Ltd.

99.1	Press release, dated November 28, 2018, issued by Senmiao Technology Limited

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENMIAO TECHNOLOGY LIMITED

Dated: November 28, 2018	/s/ Xi Wen
	Name:	Xi Wen
	Title:	Chief Executive Officer, President and Chairman of the Board